UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2011

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 4, 2011, The Princeton Review, Inc. (the “Company”) and its wholly-owned subsidiary, Penn Foster, Inc. (together, the “TPR Parties”) entered into an agreement (the “Separation Agreement”) by and among The National Labor College (“NLC”), NLC-TPR Services, LLC (“Services LLC” and together with NLC, the “NLC Parties”), and the TPR Parties pursuant to which the parties agreed to separate their respective business interests and terminate the existing business relationships between the TPR Parties and the NLC Parties.

The Separation Agreement, among other matters, terminated all future obligations under the April 20, 2010 Contribution Agreement, as amended, between the Company and the NLC Parties (the “Contribution Agreement”). The Company entered into the Contribution Agreement in connection with the formation of a strategic relationship between the Company and NLC. Per that relationship, the Company and NLC formed Services LLC, a venture owned 49% by the Company and 51% by the NLC, that provides various services to NLC to support the development and launch of new programs. The services include a broad range of marketing and enrollment support, technical support for development of on-line courses, technical support for faculty and students, and student billing and related services.

Per the Contribution Agreement, the Company was required to make to Services LLC during the term of the Contribution Agreement (i) scheduled capital contributions in the aggregate amount of $20.75 million, and (ii) working capital contributions not to exceed $12.25 million in the aggregate, plus loans for working capital purposes of up to an additional $2.0 million.

The Parties entered into the Separation Agreement to (i) effect a full and final settlement and termination of their financial and other obligations to each other relating to Services LLC, including all obligations under the Contribution Agreement, (ii) transfer the Company’s 49% interest in Services LLC to NLC and (iii) release each other from future claims and associated liabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: November 9, 2011

/s/ Kyle A. Bettigole
Name: Kyle A. Bettigole
Title: SVP, General Counsel & Secretary